Exhibit 99.1

DSP Group Announces Adoption of Up to $20 Million Stock Repurchase 10b5-1 Plan

SAN JOSE, Calif., November 18, 2013—DSP Group®, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today that the Company’s Board has unanimously authorized the Company to enter into a pre-arranged stock repurchase plan pursuant to Rule 10b5-1 under which it may repurchase shares of its Common Stock in the aggregate amount of up to $20 million.

The Company has subsequently entered into a pre-arranged stock repurchase plan that will operate in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate repurchases by the Company of its shares. The amount and timing of repurchases will depend on a number of factors including the price and availability of shares of the Company, trading volume and general market conditions. The plan may be limited or terminated at any time without prior notice.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com

Contact:

Christopher Basta

Director of Investor Relations

Work: 1-408-240-6844

Cell: 1-631-796-5644

Chris.basta@dspg.com